Exhibit 3(a)

CERTIFICATE OF MERGER

MDU NEWCO SUB, INC.

WITH AND INTO

MDU RESOURCES GROUP, INC.

Dated as of December 31, 2018

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: That the name and states of the constituent corporations to the merger are as follows:

(a)                                 MDU Resources Group, Inc., which is incorporated under the laws of the State of Delaware; and

(b)                                 MDU Newco Sub, Inc., which is incorporated under the laws of the State of Delaware.

SECOND: That an Agreement and Plan of Merger, dated as of December 31, 2018 (the “Merger Agreement”), by and among MDU Resources Group, Inc., MDUR, Newco, Inc. and MDU Newco Sub, Inc., has been approved, adopted, executed, certified and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (with respect to MDU Newco Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: That the surviving entity in the merger is MDU Resources Group, Inc. (the “Surviving Corporation”), which will continue its existence as said surviving company under the name of “Montana-Dakota Utilities Co.” upon the effective date of said merger.

FOURTH: The restated certificate of incorporation of the Surviving Corporation is amended in the merger as follows:

ARTICLE FIRST of the restated certificate of incorporation of the Surviving Corporation shall be amended in its entirety as follows:

“FIRST: The name of this Corporation is MONTANA-DAKOTA UTILITIES CO. (the “Corporation”).”

ARTICLE FIFTEENTH of the restated certificate of incorporation of the Surviving Corporation shall be amended in its entirety as follows:

“FIFTEENTH. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of Delaware, require, in addition, the approval of the stockholders of MDU Resources Group, Inc. (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of Delaware and/or this Restated Certificate of Incorporation.”

FIFTH: That the merger shall be effective as of 12:01 a.m. Eastern Standard Time on January 1, 2019.

SIXTH: That the executed Merger Agreement is on file at the principal business office of the Surviving Corporation at the following address: 400 North Fourth Street, Bismarck, North Dakota 58501-4092.

SEVENTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the date first written above.

MDU RESOURCES GROUP, INC.

By:	/s/ David L. Goodin
Name:	David L. Goodin
Title:	President and Chief Executive Officer